UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

MILACRON INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8475	31-1062125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2090 Florence Avenue, Cincinnati, Ohio	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 487-5000

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 14, 2005, Milacron Inc. (the "Company") entered into a Limited Waiver (the "Waiver") to the Financing Agreement dated as of June 10, 2004 (the "Financing Agreement"), among the Company, each subsidiary of the Company listed as a borrower or a guarantor on the signature pages thereto, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent and collateral agent for the lenders. The Financing Agreement contains certain provisions that could be implicated if the Company does not file its Form 10-K in a timely manner. The Waiver waives such provisions solely as they relate to a delayed filing, subject to certain conditions, of an amendment to Form 10-K containing management’s report and the auditor’s attestation on internal control over financial reporting not later than June 30, 2005. The Waiver does not waive the default that would occur if the Form 10-K, including an audit report without certain qualifications, is not filed by March 31, 2005. A copy of the Waiver is filed as Exhibit 10.1 hereto.

On March 16, 2005, the Company entered into a Limited Waiver No. 2 ("Waiver No. 2") to the Financing Agreement.  Waiver No. 2 waives any noncompliance with the fourth quarter 2004 EBITDA (earnings before interest, taxes, depriciation and amortization) level required by the Financing Agreement resulting from certain adjustments.  A copy of Waiver No. 2 is filed as Exhibit 10.2 hereto.

ITEM 8.01. OTHER EVENTS.

On March 16, 2005, the Company issued a News Release announcing that it has identified an internal control deficiency that constitutes a “material weakness,” as defined by the Public Company Accounting Oversight Board (United States). The Company also announced a delay in filing its annual report on Form 10-K, with respect to which a Form 12b-25 has been filed, and an expected delay in filing an amendment to its Form 10-K containing management’s report and the auditor’s attestation on internal control over financial reporting. A copy of the News Release is filed as Exhibit 99.1 hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits:

Exhibit No.	Description
10.1	Limited Waiver to Financing Agreement

10.2	Limited Waiver No. 2 to Financing Agreement

99.1	News Release of Milacron Inc. dated March 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Milacron Inc.

Date:	March 16, 2005	By:	/s/ Robert P. Lienesch
Name: Robert P. Lienesch Title: Senior Vice President - Finance, Controller and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Limited Waiver to Financing Agreement

10.2	Limited Waiver No. 2 to Financing Agreement

99.1	News Release of Milacron Inc. dated March 16, 2005